UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 12, 2015 (March 11, 2015)

Integrated Silicon Solution, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23084	77-0199971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1623 Buckeye Drive

Milpitas, CA 95035

(Address of principal executive offices, including zip code)

(408) 969-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 12, 2015, Integrated Silicon Solution, Inc. (the “Company” or “ISSI”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Uphill Investment Co. (“Parent”) providing for the merger of a wholly-owned subsidiary of Parent (“Merger Sub”) with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned, direct or indirect, subsidiary of Parent. Capitalized terms not otherwise defined have the meaning set forth in the Merger Agreement.

At the Effective Time of the Merger, each share of common stock, par value $0.001 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (excluding, (i) any shares held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time and (ii) any Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the Delaware General Corporation Law (“DGCL”)) will be cancelled and extinguished and automatically converted into the right to receive $19.25 in cash, without interest, and subject to deduction for any required withholding Tax (the “Merger Consideration”).

At the Effective Time, each option to purchase shares of Company Common Stock (a “Company Option”), each restricted stock unit outstanding (a “Company Restricted Stock Unit”) and each stock appreciation right in respect of shares of Company Stock (a “Company SAR”) outstanding under any of the Company Stock Plans that is unvested and outstanding immediately prior to the Effective Time will be converted automatically into a right to receive cash based on formulas set forth in the Merger Agreement and subject to the same vesting terms and conditions in effect for such awards at the Effective Time. At the Effective Time, each Company Option and Company SAR under any of the Company Stock Plans that is vested and outstanding immediately prior to the Effective Time and each Company Restricted Stock Unit that is outstanding and vests and becomes settleable by its terms at the Effective Time will be cancelled and terminated as of the Effective Time and, in exchange therefor, each holder of any such vested Company Option, Company Restricted Stock Unit, or Company SAR, as applicable, will have the right to receive an amount in cash (without interest, and subject to deduction for any required withholding Tax) based on formulas set forth in the Merger Agreement. At the Effective Time, any Company Options or Company SARs that have a per share exercise or base price exceeding the Merger Consideration will be cancelled without consideration.

Consummation of the Merger is subject to customary closing conditions, including, without limitation, (i) the absence of certain legal impediments, (ii) if applicable, antitrust regulatory approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the expiration or termination of the waiting periods thereunder and (iii) filings and approvals with or by PRC Governmental Authorities and the Taiwan Governmental Authorities.

The Merger Agreement provides that in connection with the closing of the Merger, the Company’s operations in Taiwan will be restructured or some or all of the Company’s Taiwan operations will be sold as necessary to comply with the requirements of Taiwan laws and regulations. In the event such restructuring and sale is not permitted by the Taiwanese government, or the merger would be illegal in Taiwan despite such restructuring or sale, Parent will not be required to consummate the merger, subject to the payment of the reverse terminations fees described below.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its Subsidiaries prior to the Effective Time. The Company is also subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals, with customary exceptions for Superior Proposals.

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $19,168,150. If the Merger Agreement is terminated (i) by either the Company or Parent, as applicable, in the event that (a) (x) the Merger has not been consummated by the Termination Date (y) the Company Stockholder Approval is not obtained at the Company Stockholders Meeting or (z) the Company breaches its covenants such that the applicable closing condition regarding performance of covenants would not be satisfied, (b) an Acquisition Proposal has been publicly disclosed and not withdrawn and (c) the Company, within 12 months of termination, consummates an Acquisition Proposal or enters into an Acquisition Proposal which is subsequently consummated (whether or not within such 12 month period); (ii) by Parent due to a Company Board Recommendation Change; or (iii) by the Company due to entry into a definitive agreement providing for the consummation of a Superior Proposal, then the termination fee will become payable by the Company to Parent. The Merger Agreement also provides that, upon termination of the Merger Agreement under specified circumstances, Parent will be required to pay the Company a reverse termination fee of $19,168,150. If the Merger Agreement is terminated (i) by Parent or the Company in the event that (a) the Merger has not been consummated by the Termination Date as a result of the failure to obtain regulatory approval in the PRC or Taiwan or (b) the PRC has otherwise rendered the Merger illegal or prohibited; or (ii) by Company in the event that (a) the Company has confirmed it is ready and able to consummate the Merger and (b) Parent fails to consummate the Merger within three Business Days following the date on which Closing should have occurred, then the reverse termination fee will become payable by Parent to the Company. Lastly, the Merger Agreement provides for the Parent to pay a reverse termination fee of $9,584,075 in the event the government of Taiwan delivers a written notice to the effect that the Taiwan government does not approve consummation of the sale of the Taiwan subsidiaries or that the sale of the Taiwan subsidiaries would be illegal in Taiwan, or that the Taiwan government would not approve the Merger notwithstanding the sale of Taiwan subsidiaries or the consummation of the Merger, notwithstanding the consummation of the sale of Taiwan subsidiaries, would be illegal in Taiwan.

As described below, to help ensure that the termination fee and reverse termination fee are available to the Company and Parent in the event they become payable, concurrently with the execution of the Merger Agreement, Parent is placing an aggregate amount of cash equal to the value of the reverse termination fee, partly denominated in United States Dollars and partly denominated in RMB, into two escrow accounts. The Company is obligated, within 20 business days of the execution of the Merger Agreement, to place an amount of cash equal to the termination fee into an escrow account.

In addition to the foregoing, and subject to certain limitations, the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by the six month anniversary of the execution of the Merger Agreement, provided that either party may request a 3 month extension of such period, to which the other party may grant its consent (such consent not to be unreasonably withheld) (provided further that no such consent will be required in the event the extension of this period is requested in order to implement the Taiwan restructuring).

Concurrently with the execution of the Merger Agreement, Parent has delivered to the Company (i) equity commitment letters from certain Sponsors and (ii) a debt commitment letter from Industrial and Commercial Bank of China Ltd. (collectively, the “Commitment Letters”), which together, subject to the conditions contained in such letters, commit sufficient funds to Parent to enable it to consummate the Merger and make all payments required under and in connection with the Merger Agreement. The Merger Agreement contains customary covenants requiring Parent to keep the Commitment Letters in force and effect and to enforce its rights thereunder in order to consummate the Merger.

Concurrent with the execution of the Merger Agreement, Parent and the Company (or their affiliates) entered into two escrow agreements (the “Escrow Agreements”), pursuant to which the reverse termination fee will be held in escrow until it is released to the Parent or to the Company, as applicable. First, Parent and a subsidiary of the Company entered into an Escrow Agreement with Deutsche Bank (China) Co., Ltd. Shanghai Branch pursuant to which Parent cause to be deposited approximately RMB 71,422,021, representing approximately 60% of the aggregate reverse termination fee. Second, an affiliate of one of the Sponsors, acting as an agent of Parent, and the Company entered into an Escrow Agreement with China Merchants Bank pursuant to which such affiliate deposited approximately US$7,790,000, representing the approximate remaining 40% of the aggregate reverse termination fee.

The foregoing descriptions of the Merger Agreement, the Escrow Agreements and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 hereto, and the Escrow Agreements, which are attached as Exhibits 10.1 and 10.2 hereto, and are incorporated herein by reference.

The Merger Agreement contains representations and warranties by each of Parent, Merger Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and (i) should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement; (iii) may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and (iv) were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

Item 5.03. Amendments to Articles of Incorporation or Bylaws

On March 11, 2015, the Board of Directors of the Company approved an amendment to the Amended and Restated Bylaws of the Company (the “Bylaw Amendment”). The Bylaw Amendment amends the Bylaws to include a forum selection clause that establishes the Courts of Santa Clara County in the State of California (or, only if the Courts of Santa Clara County in the State of California decline to accept jurisdiction over a particular matter, any federal court within the State of California) as the sole and exclusive forums for certain legal claims and actions, including derivative actions, actions asserting a breach of fiduciary duty by the directors or officers of the Company, actions based on the DGCL, or actions asserting a claim governed by the internal affairs doctrine, unless the Company consents in writing to the selection of an alternative forum. The foregoing description of the Bylaw Amendment is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Bylaw Amendment, a copy of which is attached as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01. Other Events

On March 12, 2015, Parent and the Company issued a joint press release announcing the entry into the Merger Agreement. The text of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Additional Information and Where to Find It

Promptly after filing its definitive proxy statement with the Securities and Exchange Commission (the “SEC”), ISSI will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at a Special Meeting of Stockholders to consider approval of the acquisition (the “Special Meeting”). STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ISSI WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive proxy statement and any other documents filed by ISSI with the SEC in connection with the Special Meeting at the SEC’s website (http://www.sec.gov), at ISSI’s website (http://www.issi.com) or by writing to Investor Relations, Integrated Silicon Solution, Inc., 1623 Buckeye Drive, Milpitas, CA 95035.

Participants in the Solicitation

ISSI, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with ISSI’s Special Meeting of Stockholders to consider approval of the acquisition (the “Special Meeting”). ISSI plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the Special Meeting.

Jimmy S. M. Lee, Scott D. Howarth, Kong Yeu Han, Paul Chien, Jonathan Khazam, Keith McDonald, Stephen Pletcher, Bruce A. Wooley and John Zimmerman, all of whom are members of ISSI’s Board of Directors, and John M. Cobb, Vice President and Chief Financial Officer, are participants in ISSI’s solicitation. Other than Messrs. Lee and Han, none of such participants owns in excess of 1% of ISSI’s common stock. Messrs. Lee and Han may each be deemed to own approximately 1.1% of ISSI’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant documents to be filed with the SEC in connection with the Special Meeting. Information relating to the foregoing can also be found in ISSI’s Annual Report on Form 10-K/A, which was filed with the SEC on January 27, 2015. To the extent that holdings of ISSI’s securities have changed since the amounts printed in the Form 10-K/A, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 12, 2015, by and among Uphill Investment Co. and Integrated Silicon Solution, Inc.*

3.1	Amendment to the Amended and Restated Bylaws of the Company

10.1	Escrow Agreement, dated as of March 12, 2015, with Deutsche Bank (China) Co., Ltd. Shanghai Branch *

10.2	Escrow Agreement, dated as of March 12, 2015, with China Merchants Bank*

99.1	Joint Press Release of Uphill Investment Co. and Integrated Silicon Solution, Inc., dated March 12, 2015

*	Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Integrated Silicon Solution, Inc.

By:	/s/ John M. Cobb
	Name:	John M. Cobb
	Title:	Chief Financial Officer

Date: March 12, 2015

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 12, 2015, by and among Uphill Investment Co. and Integrated Silicon Solution, Inc.*

3.1	Amendment to the Amended and Restated Bylaws of the Company

10.1	Escrow Agreement, dated as of March 12, 2015, with Deutsche Bank (China) Co., Ltd. Shanghai Branch*

10.2	Escrow Agreement, dated as of March 12, 2015, with China Merchants Bank*

99.1	Joint Press Release of Uphill Investment Co. and Integrated Silicon Solution, Inc., dated March 12, 2015

*	Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request.